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                                  EXHIBIT 10.13

                                                     January 29, 1999



Mr. Roy Lerman
36 Piedmont Drive
Old Bridge, NJ  08857

     Re:  CONSULTING SERVICES
          -------------------

Dear Roy:

     Integrated Transportation Network Group Inc., a Delaware corporation (the "Company"), desires to engage you to provide business and financial consulting services to the Company, as provided in this letter.

     Our agreement shall be for a term of one (1) year, unless earlier terminated by you or by us. Either you or we may terminate this agreement, with or without cause, upon thirty (30) days written notice. The effective date of this Agreement shall be January 1, 1999.

     You will provide such business and financial consulting services to the Company as the Company may request, including, but not limited to, consulting with the Company concerning short and long term strategic and financial planning, all with a view toward maximizing shareholder value. The Company acknowledges that you rendered consulting services to the Company from July 1, 1998 through December 31, 1998, in full payment for which the Company shall issue to you 3,000 shares of common stock of the Company, upon your execution and delivery of the Subscription Agreement attached to this letter.

     So long as this agreement remains in effect, the Company shall pay you at the rate of $1,000.00 per month, payable semi-annually on June 30th and December 31st, in cash or in shares of common stock, at the option of the Company. In the event the Company elects to pay you in shares of common stock, the number of shares of common stock to be issued to you with respect to each semi-annual period shall be equal to $6,000 (six months at $1,000 per month) divided by the market price of the Company's common stock on the payment date, as reported on the quotation system or exchange where the Company's common stock is then quoted. In the event that this agreement is terminated prior to December 31, 1999, your compensation will be prorated through the date of your termination.


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     You agree to abide by applicable law in connection with the services rendered by you to the Company. You agree to indemnify and hold the Company harmless from any losses, liabilities or expenses (including attorney's fees) which arise out of your violation of any such laws.

     If the foregoing terms are acceptable to you, please signify your agreement by executing this letter below where indicated and returning it to the undersigned.

                                            INTEGRATED TRANSPORTATION
                                            NETWORK GROUP, INC.


                                            By:         /s/ Andrew Lee
                                               ---------------------------------
                                                  Andrew Lee, President

AGREED AND ACCEPTED:


         /s/ Roy Lerman
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Roy Lerman